Exhibit 99.1

PRESS RELEASE

Contact:	David J. O'Connor
President and Chief Executive Officer
New England Bancshares, Inc.
(860) 253-5200

NEW ENGLAND BANCSHARES, INC. ANNOUNCES CASH DIVIDEND

        Enfield, Connecticut - November 14, 2005. New England Bancshares, Inc. (OTC Bulletin Board: NEBS) announced today that the Company's Board of Directors declared a cash dividend for the quarter ended September 30, 2005 of $0.05 per share. The cash dividend will be payable on December 12, 2005 to stockholders of record on November 28, 2005.

        New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.